                                 SCHEDULE 14A
                                (Rule 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12.

                             QUALITY DINING, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                       [QUALITY DINING, INC. LETTERHEAD]


                                       February __, 2000



Dear Shareholder:

        You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Quality Dining, Inc. The meeting will be held at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 7, 2000, at 10:00 a.m., Mishawaka time.

        At this year's shareholders meeting you are being asked to elect two directors, consider a non-binding shareholder proposal relating to the Company's Rights Plan and ratify the appointment of Pricewaterhouse Coopers LLP as independent auditors. The Board of Directors unanimously recommends a vote FOR the directors named in the attached Proxy Statement and AGAINST the non-binding shareholder proposal. Accordingly, please give careful attention to these proxy materials. Quality Dining's 1999 Annual Report is being mailed along with these materials.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO MAKE CERTAIN THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING.

        If you have any questions or comments, please contact our proxy solicitors, Georgeson Shareholder Communications, Inc. at (800) 223-2064.

        Thank you for your continued support and interest in Quality Dining.


                                       Sincerely,

                                       Daniel B. Fitzpatrick
                                       Chairman, President & CEO

                REVISED PRELIMINARY COPY, SUBJECT TO COMPLETION
                            DATED JANUARY 31, 2000

                             QUALITY DINING, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 7, 2000


     The annual meeting of shareholders of Quality Dining, Inc. will be held at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 7, 2000, at 10:00 a.m., Mishawaka time, for the following purposes:

     (1) To elect two Directors to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors recommends a vote FOR the election of the Director nominees proposed for election by the Board, as further described in the accompanying Proxy Statement.

     (2) To vote upon a non-binding proposal, if submitted by NBO, LLC, a shareholder of the Company, relating to the termination of the Company's Rights Agreement. The Board of Directors recommends a vote AGAINST this proposal.

     (3) To approve the appointment of PricewaterhouseCoopers LLP as auditors for the Company for fiscal 2000. The Board of Directors recommends a vote FOR this proposal.

     (4) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on January 19, 2000 will be eligible to vote.


--------------------------------------------------------------------------------

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU
              ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND
                                VOTE IN PERSON

 YOUR BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU
  BY NBO, LLC. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY NBO, LLC, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING, AND MAILING
            THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED

--------------------------------------------------------------------------------

                                        John C. Firth, Secretary

                             QUALITY DINING, INC.


                           4220 Edison Lakes Parkway
                           Mishawaka, Indiana 46545


                                PROXY STATEMENT


                        Annual Meeting of Shareholders
                                 March 7, 2000


                                 INTRODUCTION

     This statement is being furnished to shareholders of Quality Dining, Inc. (the "Company") on or about February __, 2000, in connection with a solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m., Mishawaka time, on Tuesday, March 7, 2000, at Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana. At the meeting, the Board of Directors will propose that Company shareholders (i) elect Daniel B. Fitzpatrick and Philip J. Faccenda to the Board of Directors of the Company to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified, (ii) vote against a non-binding shareholder proposal relating to the termination of the Company's Rights Agreement and (iii) approve the appointment of PricewaterhouseCoopers LLP as auditors for the Company for fiscal 2000.

     NBO, LLC ("NBO"), which owns approximately 9.6% of the Common Stock of the Company, has filed proxy materials with the Securities and Exchange Commission ("SEC") which indicates that it will propose its own slate of nominees for election to the Company's Board of Directors at the meeting in opposition to the Board of Directors' nominees. NBO has also stated that it intends to present a proposal concerning a non-binding recommendation that the Board of Directors redeem the rights distributed under the Rights Agreement, dated as of March 27, 1997, between the Company and Chasemellon Shareholder Services, L.L.C. (the "Rights Agreement"), terminate the Rights Agreement and not adopt any new rights agreement unless approved by the shareholders of the Company (collectively, the "Rights Agreement Proposal").

     The Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors and AGAINST the Rights Agreement Proposal. A WHITE proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

     THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY NBO. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, OR OTHER NOMINEE, ONLY YOUR BANK OR BROKER OR OTHER NOMINEE CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

     Remember, it will not help your Board of Directors to return the NBO proxy card voting to "abstain." Do not return any card sent to you by NBO. The only way to support your Board of Directors' nominees is to vote "FOR" those nominees on the WHITE proxy card.

     If you have any questions or need further assistance in voting your shares, please call:

                   Georgeson Shareholder Communications, Inc.
                           17 State Street, 10th Floor
                               New York, NY 10004

                          Call Toll Free (800) 223-2064
                          -----------------------------

Voting

     At the close of business on January 19, 2000, the record date for the
meeting, there were            shares of Common Stock of the Company outstanding
and entitled to vote at the meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by the person giving it any time before the vote at the meeting either by filing with the Secretary of the Company a written notice of revocation or a proxy bearing a later date than the most recently submitted proxy or by attending the meeting and voting in person. The execution of a proxy will not affect a shareholder's right to attend the meeting and vote in person, but attendance at the meeting will not, by itself, revoke a proxy.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy or, if no instructions are given, for the election as Directors of all nominees proposed for election by the Board of Directors listed under Proposal 1 relating to the election of Directors, against Proposal 2 relating to the Rights Agreement Proposal and in favor of Proposal 3 relating to the appointment of PricewaterhouseCoopers LLP as auditors for the Company for fiscal 2000. The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposals 2 and 3 will be subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

--------------------------------------------------------------------------------

        YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT.
               PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD
                 AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY

--------------------------------------------------------------------------------

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


Board of Directors' Nominees

     Currently, the Board of Directors of the Company consists of seven Directors divided into three classes. Two classes contain two Directors each, with the remaining class containing three Directors. The term of one class of Directors expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after such Director's election and until such Director's successor is elected and has qualified.

     A vacancy was created in the class of Directors whose term expires at the 2002 annual meeting of shareholders when William R. Schonsheck, a Senior Vice President of the Company and the Chief Operating Officer of the Burger King Division, whose term as Director expired in 1999, decided not to stand for reelection at the 1999 annual meeting of shareholders. In the Company's proxy statement relating to the 1999 annual meeting, the Board indicated that, while it had no present intention to do so, it might elect a new Director to fill this vacancy at a later date. In accordance with the Company's By-Laws, the Board of Directors filled this vacancy on January 24, 2000 by appointing Bruce M. Jacobson to serve as a Director with a term expiring at the 2002 annual meeting of shareholders. Following NBO's announcement that it intended to propose a nominee for election at the 2000 annual meeting to fill this position (in addition to its two nominees for election to the class of Directors whose term will expire in 2003), the Board exercised its right under the Company's By-Laws to fill the vacancy rather than selecting a nominee to oppose NBO's candidate at the 2000 annual meeting. This action was based on the Board's belief that, for the reasons described below under "--NBO's Nominees", it is not in the best interests of the Company or its shareholders for any of NBO's Nominees to become members of the Board of Directors and that, in the exercise of its fiduciary duties, it should act to preclude NBO's third nominee from being elected at the 2000 annual meeting to fill the vacancy. Instead of reducing the size of the Board to six or filling the vacancy with another employee to replace Mr. Schonsheck -- each of which the Board is entitled to do under the Company's By-Laws -- the Board elected Mr. Jacobson, who is not an employee of the Company, thereby increasing the number of Directors to seven, five of whom are not employees of the Company.

     Also on January 24, 2000, the Board of Directors amended the Company's By-Laws to eliminate a provision permitting shareholders to fill a vacancy on the Board of Directors if the remaining Directors are unable to agree upon a successor or determine not to select a successor. The Board determined, based on advice of counsel, that this By-Law provision was unusual and not required under the Indiana Business Corporation Law, and that it could create confusion whether, in the case of any particular vacancy, the Board had triggered the right of shareholders to fill the vacancy by not being able to agree upon a successor or determining not to select a successor to fill the vacancy. As stated above, when Mr. Schonsheck decided not to stand for reelection, the Board reserved the right to appoint a new Director at a later date rather than reducing the size of the Board of Directors to six or nominating a replacement to stand for election at the 1999 annual meeting, either of which the Board was empowered to do under the Company's By-Laws. By taking this action, the Board had not intended to trigger the By-Law authorizing shareholders to fill a vacancy when the Board is unable to agree upon a successor or determines not to select a successor. In order to avoid this confusion in the future, and in light of the Board's concern that NBO was seeking to take advantage of this confusion for its own benefit and to the detriment of the Company's other shareholders, the Board determined that it was in the best interests of the Company and its shareholders to eliminate the provision from the By-Laws.

     Two Directors are to be elected at the meeting for a term expiring at the 2003 annual meeting of shareholders. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Daniel B. Fitzpatrick, whose term as Director expires this year, and Philip J. Faccenda. Mr. Faccenda has been nominated in place of Arthur J. Decio, whose term as Director expires this year and who is retiring after serving two three-year terms on the Board of Directors. Messrs. Fitzpatrick and Faccenda have been nominated by the Board of Directors for a term to expire at the 2003 annual meeting of shareholders and until their successors are elected and qualified. If either Mr. Fitzpatrick or Mr. Faccenda is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person(s) as Director(s) as they may in their discretion determine, in which event the shares will be voted for such other person(s).

NBO's Nominees

     NBO's proxy materials indicate that it intends to nominate two individuals for election to the Company's Board of Directors at the 2000 annual meeting in opposition to the Board's candidates for election as Directors to serve until the 2003 annual meeting. NBO's proxy materials contain information regarding its nominees.

     The Board of Directors is convinced that the election of the individuals nominated by NBO would run directly counter to the best interests of the Company or its shareholders. The current Directors are intimately familiar with the Company and the industry in which it operates. The Board of Directors is fully committed to maximizing value for all of the Company's shareholders. NBO's proxy materials indicate that its nominees, if elected, will seek to convince the Board to arrange for the sale of the Company as soon as possible. Thus, the Board of Directors believes that a change in the

Board of Directors at this time involving NBO's nominees would be highly disruptive to the Board's current strategy for maximizing long-term shareholder value (which it is actively pursuing) of optimizing cash flow, reducing debt and disposing of underperforming assets, coupled with measured growth and a moderate stock repurchase program. In fact, the Board believes that the uncertainties that could arise from the election of NBO's nominees could raise significant concerns with current and future business partners and franchisors and result in the loss of key personnel who are unique and important to the Company.

--------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE TWO NOMINEES OF THE BOARD OF DIRECTORS DESCRIBED BELOW AND NOT VOTE IN FAVOR OF
                              ANY NOMINEES OF NBO

--------------------------------------------------------------------------------

Information with Respect to the Directors

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each Director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such person. Messrs. Daniel B. Fitzpatrick, James K. Fitzpatrick and Gerald O. Fitzpatrick are brothers. There is no family relationship between any other of the Directors or executive officers of the Company.


                                                                                             Shares
                                                                                          Beneficially
                                                Principal                    Director       Owned on        Percent
          Name           Age                    Occupation                    Since     November 25, 1999   of Class
---------------------   -----   ------------------------------------------   --------   -----------------   --------

                                                 NOMINEES FOR DIRECTOR
                 (Nominee for three-year term to expire at the annual meeting of shareholders in 2003)
Daniel B. Fitzpatrick    42     Chairman of the Board, President and          1990       2,297,209 (1)(2)     18.2%
                                Chief Executive Officer of the Company (3)

Philip J. Faccenda       70     Vice President and General Counsel             --            5,000 (4)           *
                                Emeritus, University of Notre Dame (5)

                                               DIRECTOR NOT STANDING FOR REELECTION
                                     (Term expiring at annual meeting of shareholders in 2000)

Arthur J. Decio          69     Chairman of the Board and Director of
                                Skyline Corporation (publicly held
                                manufacturer of manufactured housing and
                                recreational vehicles)(7)                     1994          13,000 (6)           *


                                             DIRECTORS CONTINUING IN OFFICE

                               (Term expiring at annual meeting of shareholders in 2001)

James K. Fitzpatrick     44     Senior Vice President and Chief               1990         353,740 (1)(8)      2.8%
                                Development Officer of the Company

Ezra H. Friedlander      58     Judge, Indiana Court of Appeals (9)           1995         505,131 (10)(11)    4.0%

Steven M. Lewis          50     President, Chief Executive Officer and        1994          13,250 (6)(12)       *
                                director of U.S. Restaurants, Inc.
                                (restaurant management company) (13)

                               (Term expiring at annual meeting of shareholders in 2002)

Christopher J. Murphy III      53   Chairman, President and Chief Executive   1994      60,700 (11)(14)      *
                                    Officer of 1st Source Corporation
                                    (publicly held diversified bank holding
                                    company)

Bruce M. Jacobson              50   Partner, Katz, Sapper & Miller, LLP       2000         --                --
                                    (certified public accountants)

--------------

*    Less than 1%.


(1) Does not include shares subject to stock options which are not exercisable within 60 days.

(2) Includes presently exercisable stock options to purchase 23,200 shares, granted by the Company.

(3) Mr. Daniel B. Fitzpatrick has been a significant shareholder and Director of certain of the Company's predecessors since 1982 and also serves on the Board of Directors of 1st Source Corporation, a publicly held diversified bank holding company.

(4) Mr. Faccenda is also a Life Trustee at the University of Notre Dame and a Regent at the University of Portland. In addition, Mr. Faccenda serves on the Board of Directors of Hilb, Rogal and Hamilton, a publicly traded insurance brokerage company and 1st Source Corporation, a publicly held diversified bank holding company.

(5) Includes 5,000 shares held by Philip J. Faccenda, Inc., a holding company of which Mr. Faccenda is the majority shareholder and has investment control.

(6) Includes presently exercisable stock options to purchase 10,000 shares granted under the Company's Outside Directors Stock Option Plan adopted in December 1993 ("1993 Outside Directors Plan").

(7) Mr. Decio also serves on the Board of Directors of NiSource Industries, Inc., a public utility holding company, and as Director Emeritus of St. Joseph Capital Corporation, a bank holding company.

(8) Includes presently exercisable stock options to purchase 28,600 shares, granted by the Company.

(9) Mr. Friedlander has been a significant shareholder of the Company or certain of its predecessors since 1982.

(10) Includes presently exercisable stock options to purchase 8,000 shares, granted under the Company's 1993 Outside Directors Plan.

(11) Includes 14,200 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary and 15,000 shares owned by Mr. Friedlander's spouse.

(12) Includes 500 shares held in a trust for the benefit of Mr. Lewis' minor children.

(13) Mr. Lewis also serves on the Board of Directors of Commerce Bancorp, Inc., a bank holding company.

(14) Includes 700 shares held by Mr. Murphy's minor children and 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant. Also includes 42,648 shares held in a trust over which Mr. Murphy has investment control.


Meetings and Committees

     During fiscal 1999, the Board of Directors of the Company held five meetings. During the period in fiscal 1999 for which he served as a Director, each of the Company's Directors attended at least 75% of the meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee.

     The Company has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Executive Committee consists of Messrs. Daniel B. Fitzpatrick, Steven M. Lewis and Christopher J. Murphy III. The Audit Committee consists of Messrs. Murphy (Chairman), Decio and Lewis. The Compensation Committee consists of Messrs. Lewis (Chairman), Decio and Murphy. The Executive Committee has authority to act on behalf of the Board of Directors between meetings and, with certain exceptions, the authority to take all actions that the full Board of Directors could take. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, reviewing and monitoring the provision of non-audit services by the Company's auditors and reviewing all potential conflict of interest situations. See "Certain Transactions." The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company and for administering the 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and the 1997 Stock Option and Incentive Plan ("1997 Stock Option Plan").

     During fiscal 1999, the Audit Committee and the Compensation Committee each held five meetings and the Executive Committee did not meet.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1999, all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were complied with.

Executive Officers

     As used throughout this Proxy Statement, the term "executive officers" refers to Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer; John C. Firth, Executive Vice President, General Counsel and Secretary; James K. Fitzpatrick, Senior Vice President and Chief Development Officer; David
M. Findlay, Chief Financial Officer and Treasurer; Patrick J. Barry, Senior Vice President, Administration and Information Technology; Gerald O. Fitzpatrick, Senior Vice President, Burger King Division; Lindley E. Burns, Senior Vice President, Full Service Dining Division; Jeanne M. Yoder, Vice President and Controller; and Robert C. Hudson, Vice President, Grady's American Grill Division.

Legal Proceedings

     James T. Bies filed a shareholder derivative action in the United States District Court for the Southern District of Michigan on October 14, 1997. A derivative action is an action on behalf of the Company in which any recovery against the defendants would be payable to the Company. The complaint named as defendants 12 individuals who are current or former directors or officers of the Company. The complaint alleged that the individual defendants as directors breached fiduciary duties to the Company by approving certain transactions in 1997 involving loans to Bagel Acquisition Corporation that allegedly benefited Daniel B. Fitzpatrick, the Company's Chairman, President and Chief Executive Officer. The plaintiff also alleged that individual defendants participated in a "conspiracy to waste, dissipate, and improperly use funds, property and assets" of the Company for the benefit of Bagel Acquisition Corporation and Mr. Fitzpatrick. The plaintiff alleged that the Company and its shareholders had been damaged in an amount in excess of $28,000,000. The relief sought also included the appointment of a receiver, an accounting and attorney's fees. On April 27, 1998, the Court dismissed the complaint without prejudice, for failure to make a "demand" upon the Company's Board of Directors that the Company institute the action. By letter dated May 12, 1998, Mr. Bies demanded that the Company pursue these claims against the defendants. In accordance with the Indiana Business Corporation Law ("IBCL"), the Board of Directors appointed a special committee of three disinterested outside directors and another disinterested person to investigate the allegations. The three disinterested outside directors were Messrs. Decio, Lewis and Murphy (named defendants in the action) and the other disinterested member of the committee was David T. Link, Dean of the University of Notre Dame Law School. As required by the IBCL, the special committee was charged with evaluating the claim and determining whether it was in the best interests of the Company to pursue this matter. Subsequent to the establishment of the special committee, Mr. Bies refiled his action on July 30, 1998. As a result of its investigation of Mr. Bies' demand, the special committee determined that the claims identified by Mr. Bies were without merit and therefore it was not in the Company's best interests to pursue them. As a result, on January 6, 1999, the special committee filed a motion to dismiss or alternatively for summary judgment, which was denied on April 20, 1999 essentially because the Court was unable to determine, on the record before it, whether the special committee was disinterested. The Court has denied the Company's subsequent request to schedule an evidentiary hearing to assist in this determination. The Company does not believe this matter will have a material adverse effect on the Company's financial position or results of operations.

     In addition to the matter described above, the Company and certain of its officers and directors are parties to various other legal proceedings relating to the Company's purchase, operation and financing of the Company's bagel-related businesses. These proceedings are described in more detail in the Company's Annual Report on Form 10-K and its Annual Report to Shareholders, a copy of which is being furnished to the Company's shareholders herewith. The Company is indemnifying its officers and directors with respect to all of the aforementioned proceedings.

                                  PROPOSAL 2

                           RIGHTS AGREEMENT PROPOSAL


     In its proxy materials, NBO indicates that it will make a non-binding proposal for adoption by the shareholders at the meeting recommending that the Board of Directors terminate the Rights Agreement. For the reasons set forth below, the Board of Directors unanimously recommends a vote "AGAINST" the Rights Agreement Proposal. The text of the Rights Agreement Proposal is as follows:

         "RESOLVED, that it is hereby recommended that the Board of Directors redeem the rights distributed under the Rights Agreement dated as of March 27, 1997, terminate such Rights Agreement, and that any new Rights Agreement shall not be adopted unless approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company."


--------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS OPPOSES THIS RESOLUTION AND RECOMMENDS A
                   VOTE AGAINST THE RIGHTS AGREEMENT PROPOSAL

--------------------------------------------------------------------------------

     In adopting the Rights Agreement in 1997, the Board of Directors considered carefully the Rights Agreement's limited purposes. The Board believes that Rights Agreement is designed to discourage attempts to acquire control of the Company that are not in the best interests of all the shareholders of the Company. The overriding objective of the Board of Directors in adopting the Rights Agreement was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

     The Board believes that the Rights Agreement creates an incentive for a potential acquirer to negotiate in good faith with the Board of Directors. The Board of Directors believes that keeping the Rights Agreement in place allows the Company to improve its financial performance, while, if necessary, using the Rights Agreement to either deter short term speculators and/or to negotiate a higher offer price if the Company is put up for sale and the Company receives a fair acquisition proposal. Of course, the Board of Directors can redeem the rights in order to approve a transaction for the sale of the Company and, in deciding whether to do so in connection with any unsolicited offer, the Board of Directors will be bound by its fiduciary obligations to act in the best interests of the Company and the shareholders.

     The Board of Directors does not intend the Rights Agreement to prevent a bidder from making a tender offer or other takeover-type transaction, nor does the Board believe that the Rights Agreement will impede any effort to replace the Board of Directors or propose and elect alternate nominees for the class of directors to be elected each year, as evidenced by NBO's solicitation of proxies for the election of the individuals to be nominated by NBO. The Board believes that the Rights Agreement is, however, a fundamental negotiating tool that inhibits abusive conduct and is designed to protect against practices that do not treat all shareholders equally. The Board believes that the Rights Agreement is substantially identical to the shareholder rights agreements employed by thousands of other public companies, which, according to the Investor Responsibility Research Center, includes approximately 60% of S&P 500 companies as of year-end 1998. The Board believes that the Rights Agreement strengthens the Company's negotiating power and positions the Board of Directors to negotiate the best price for shareholders when the Board determines that the sale of the Company is in the best interest of the shareholders.

     The benefits of shareholder rights agreements have been validated by a study of Georgeson & Company, Inc., in November 1997. The study found that: (i) premiums paid to companies with shareholder rights agreements were on average 8% higher than premiums paid to purchase target companies that did not have shareholder rights agreements; (ii) the presence of a shareholder rights agreement did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and (iii) a shareholder rights agreement did not reduce the likelihood that a company would become a takeover target (the takeover rate was similar for companies with and without shareholder rights agreements). This conclusion has been supported by Patrick McGurn, director of corporate programs for Institutional Shareholder Services, who was quoted as saying that "companies with poison pills in place tend to get higher premiums paid on average than companies that don't have pills." (Wall Street Journal, January 29, 1999.)

     The Company's Articles of Incorporation and the Indiana Business Corporation Law provide certain additional mechanisms designed to deter abusive takeover practices that do not treat all shareholders equally. However, the Board does not believe that these additional measures protect the shareholders of the Company as effectively as the Rights Agreement, which automatically causes a raider to suffer substantial dilution of its holdings if it purchases shares of Common Stock of the Company in excess of the amount permitted in the Rights Agreement without first obtaining the approval of the Board of Directors. The Board of Directors believes that the continued presence of the Rights Agreement provides the Board of Directors with an additional and necessary degree of control, giving the Board of Directors sufficient time to evaluate a potential buyer and to consider the impact of a proposed transaction upon the Company and its shareholders.

     The Board of Directors also believes, for these reasons, that it should retain the flexibility to adopt a new shareholder rights agreement in the future. The Board believes that any commitment by it to seek shareholder approval prior to the adoption or implementation of a shareholder rights agreement would impede the Board of Director's flexibility to respond to market conditions and would remove the incentive for a potential acquirer to negotiate with the Board of Directors so that shareholders are treated fairly. In fact, as recognized by NBO in its proxy materials, if the Board of Directors implemented the Rights Agreement Proposal, the Company could subsequently receive an unwelcome tender offer while there is no shareholder rights agreement in place. The requirement that the Company seek shareholder approval for the adoption of a new shareholder rights agreement could place the Company in the position of being unable, given the time requirements, to adopt a new shareholder rights agreement. The Board of Directors does not believe that this is a risk that is in the best interests of the shareholders or the Company.

     The Board of Directors was aware when it adopted the Rights Agreement of arguments similar to those made in NBO's proxy materials. The Board of Directors fully considered those views, but concluded that the Rights Agreement represented a sound, reasonable and appropriate means of addressing the complex issues associated with the threat of coercive takeovers. The Board of Directors continues to firmly believe that its view is the correct one.

--------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF
                         THE RIGHTS AGREEMENT PROPOSAL

--------------------------------------------------------------------------------

                                   PROPOSAL 3

                             APPOINTMENT OF AUDITORS

     The appointment of PricewaterhouseCoopers LLP as auditors for the Company during 2000 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

--------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF
                           PRICEWATERHOUSECOOPERS LLP

--------------------------------------------------------------------------------

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1999 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                              Long   Term
                                                 Annual Compensation    Compensation Awards
                                                 --------------------  ----------------------------
                                                                         Securities    Restricted
                                         Fiscal                          Underlying      Stock          All Other
      Name and Principal Position         Year      Salary    Bonus (1) Options (2)      Awards (3)    Compensation
--------------------------------------- -------- ----------   --------------------------------------  ---------------
Daniel B. Fitzpatrick, Chairman,          1999    $346,538(4) $      0            0    $60,000         $ 5,000  (5)
President and Chief Executive Officer     1998     340,000           0            0          0           4,773  (6)
                                          1997     340,750           0       40,440          0           1,413  (7)


John C. Firth, Executive Vice             1999    $234,635(4) $ 97,486(8)    19,302    $66,004(9)      $ 5,425  (10)
President, General Counsel and Secretary  1998     230,328      91,800       20,000          0           4,905  (11)
                                          1997     184,038      50,000       15,000          0               0


James K. Fitzpatrick, Senior Vice         1999    $198,750(4) $ 49,687       16,728    $43,956         $ 5,000  (5)
President and Chief Development Officer   1998     185,288      92,500       20,000          0           7,440  (12)
                                          1997     170,942      75,000        4,670          0           1,524  (7)


Gerald O. Fitzpatrick - Senior Vice       1999    $194,231(4) $ 58,270       16,299    $43,098         $ 1,638  (5)
President, Burger King Division           1998     181,346      96,250       20,000          0           6,056  (13)
                                          1997     155,000      75,000        3,980          0           1,298  (7)


Patrick J. Barry - Senior Vice            1999    $188,558(4) $ 47,712       15,871    $42,240         $ 6,420  (14)
President, Administration and             1998     165,288      78,525       20,000          0           4,910  (15)
Information Technology                    1997     150,000      75,000            0          0          76,420  (16)

---------------


(1) Represents awards under the Company's bonus plan. To the extent the Company meets certain financial targets and performance targets established for the areas of the Company's operations under the supervision of the Named Executive Officer, the officer may receive a discretionary bonus. For fiscal 1999, fiscal 1998 and fiscal 1997, targeted performance levels and potential bonus awards were approved by the Compensation Committee. Bonus awards are accrued in the fiscal year earned, but typically paid in the following fiscal year.

(2) Options to acquire shares of Common Stock. The Company has never granted SAR's.

(3) Represents the market value of restricted shares awarded on June 1, 1999 under the Company's 1997 Stock Option Plan based on the closing market price of the Company's Common Stock ($3.00) on that date. The total number of shares of restricted stock awarded to the Named Executive Officers pursuant to the Company's 1997 Stock Option Plan in fiscal 1999 were:
     Daniel B. Fitzpatrick - 20,000 shares; John C. Firth - 18,668 shares; James
     K. Fitzpatrick - 14,652 shares; Gerald O. Fitzpatrick - 14,366 shares; and Patrick J. Barry - 14,080 shares. The restricted shares awarded under the 1997 Stock Option Plan vest on June 1, 2006, subject to accelerated vesting in one-third increments when the Company's share price closes at or above $4.00, $5.00 and $7.00, respectively, for at least 10 out of 20 consecutive trading days. Holders of restricted stock are eligible to vote the shares and to receive dividends, if any. As of October 31, 1999, the total number and value (based on the closing market price of the Company's Common Stock on October 31, 1999) of the unvested restricted stock awards held by the Named Executive Officers were as follows: Daniel B. Fitzpatrick - 20,000 shares ($52,500); John C. Firth - 22,668 shares ($59,504); James K.
     Fitzpatrick -14,652 shares ($38,462); Gerald O. Fitzpatrick - 14,366 shares ($37,711); and Patrick J. Barry - 14,080 shares ($36,960).

(4)  Represents compensation paid over the Company's 53 week fiscal year.

(5) Represents Company allocations to its discretionary, non-qualified deferred compensation. The Company's allocations to this plan on behalf of participants are determined at the discretion of the Board of Directors.

(6) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $2,158 and Company contributions to its discretionary, noncontributory profit sharing plan of $2,615. The Company's allocations and contributions to these plans on behalf of participants are determined at the discretion of the Board of Directors.

(7) Represents Company contributions under its discretionary, noncontributory profit sharing plan.

(8) Includes a one-time bonus which Mr. Firth received in connection with his employment agreement.

(9) Of this amount, (i) $56,004 represents the market value of restricted shares awarded on June 1, 1999 under the Company's 1997 Stock Option Plan based on the closing market price of the Company's Common Stock ($3.00) on that date and (ii) $10,000 represents the market value of 4,000 restricted shares awarded pursuant to Mr. Firth's Employment Agreement with the Company based on the closing market price of the Company's Common Stock on the date of the award. The restricted shares awarded pursuant to Mr. Firth's Employment Agreement vest on February 24, 2000. As of October 31, 1999, the market value of these 4,000 restricted shares (based on the closing market price of the Company's Common Stock on that date) was $10,500.

(10) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $5,000 and life insurance premiums of $425.

(11) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $4,480 and life insurance premiums of $425.

(12) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $4,269 and Company contributions to its discretionary, noncontributory profit sharing plan of $3,171.

(13) Includes Company allocations to its discretionary, non-qualified deferred compensation plan of $2,554 and Company contributions to its discretionary, noncontributory profit sharing plan of $3,502.

(14) Includes Company allocation to its discretionary non-qualified deferred compensation plan of $5,000 and life insurance premiums of $1,420.

(15) Includes Company allocation to its discretionary non-qualified deferred compensation plan of $3,490 and life insurance premiums of $1,420.

(16) Includes a $75,000 payment to Mr. Barry pursuant to his letter agreement with the Company (See "Employment Agreements") and life insurance premiums of $1,420.


Employment Agreements

     In August 1996, Patrick J. Barry entered into a letter agreement with the Company in connection with his appointment as Vice President of the Company, pursuant to which the Company agreed to pay Mr. Barry an annual base salary of $150,000 for fiscal year 1997 and $165,000 for fiscal year 1998. In addition, the Company granted Mr. Barry options to purchase 15,000 shares of the Company's Common Stock at an exercise price of $21.25 which was equal to the fair market value of the Company's stock on the date of grant. The Company also agreed to pay Mr. Barry a bonus of $75,000 which was paid to him in fiscal 1997. The Company further agreed that in the event Mr. Barry is terminated by the Company, other than for cause, it would pay him severance benefits equal to one year's base salary if the termination occurs in his first three years of employment and 75% of one year's base salary if the termination occurs in his fourth year of employment. As part of his employment arrangement, the Company also agreed to pay Mr. Barry $75,000 to compensate him for financial losses incurred by him in connection with his resignation from his former employer, which amount was determined and paid to him in fiscal 1997.

     In August 1999, the Company entered into an Employment Agreement with John
C. Firth, its Executive Vice President and General Counsel. Mr. Firth's previous Employment Agreement expired in May 1999. The agreement is for a period of three years and extends automatically for one year on each anniversary date. Mr. Firth's agreement provides for a $240,000 base salary which shall be reviewed at least annually for increase and cash bonus payments of up to 50% of his base salary determined in a manner similar to other senior executives of the Company. In connection with entering into the agreement, Mr. Firth received a one-time cash bonus of $40,000 and was awarded 4,000 restricted shares of Company Common Stock, valued at $10,000 based upon the closing market price of the Company's Common Stock on the date of grant. The restricted shares vest on February 24, 2000. The Company also agreed to maintain a life insurance policy on Mr. Firth's life during his employment in the amount of $500,000 for the benefit of Mr. Firth or his designee. Pursuant to the agreement, Mr. Firth is prohibited from competing with the Company or soliciting Company employees for a period of one year after the termination of his employment. If the agreement is terminated by the Company, other than for cause (as defined in the agreement) or by Mr. Firth with good reason (which includes the termination of Mr. Firth's employment for any reason within one year following a change in control of the Company as defined therein), Mr. Firth is entitled to two times his base salary and maximum bonus, additional and accelerated vesting and exercisability as to the portion of any outstanding option scheduled to vest on the next following vesting date and the Company will continue to provide health and welfare benefits for one year.

     In June 1999, the Company entered into non-compete agreements with certain of its officers, including James K. Fitzpatrick and Gerald O. Fitzpatrick. The agreements prohibit such officers from competing with the Company or soliciting employees of the Company for a period of one year following the termination of their employment. The agreements also provide that in the event of a change of control of the Company, such officers will receive two times (in the case of James K. Fitzpatrick) or one and one-half times (in the case of Gerald O. Fitzpatrick) their base salary and maximum bonus potential at the time of the change of control. The Board of Directors believed that these agreements, together with awards under the Long Term Incentive Plans described below, would encourage these key employees to remain with the Company at a critical stage in the implementation of the Board's long-term strategy. In the case of the change of control payments, the Board believed that these officers would be better able to act in the interests of all shareholders in the face of a hostile takeover attempt or in the event that the Board of Directors determined that the Company should be sold if they were assured of receiving sizable payments following a change of control. The Board was advised that such arrangements were prevalent among publicly-traded companies and concluded that such arrangements would foster, rather than impair, the ability of the Company to be sold. The Board of Directors believed that these considerations were as applicable to James and Gerald Fitzpatrick as they were to the other key officers of the Company who were provided with comparable arrangements.

Compensation of Directors

     During fiscal 1999, the Company paid Directors who are not employees of the Company an annual retainer of $8,000, plus $500 for each regular Board of Director's meeting attended and $750 for each special Board of Director's meeting attended and each committee meeting attended if the committee met on a day other than a Board of Director's meeting. All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

     In addition, under the Company's 1993 Outside Directors Plan and the Company's 1999 Outside Directors Stock Option Plan ("1999 Outside Directors Plan"), generally on May 1 of each year, each then non-employee Director of the Company automatically receives an option to purchase 2,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option will have a term of 10 years and will be exercisable six months after the date of grant. No options were granted on

May 1, 1999 to non-employee Directors; however, under the 1999 Outside Directors Plan, on May 1, 2000 each then non-employee Director will automatically receive an option to purchase 4,000 shares of Common Stock. See "-- Stock Options".

Stock Options

     On December 17, 1993, the Directors and shareholders of the Company adopted the 1993 Stock Option Plan. The 1993 Stock Option Plan provides for awards of incentive and non-qualified stock options and shares of restricted stock to the officers and key employees of the Company. An aggregate of 1,000,000 shares of Common Stock are subject to the 1993 Stock Option Plan (subject to adjustment in certain events). In fiscal 1999, the Company repurchased 298,340 options previously issued under the 1993 Stock Option Plan. See "-Long Term Incentive Plans." These options were permanently retired and are not available to be reissued. As of October 31, 1999, options to purchase 197,990 shares of Common Stock were outstanding under the 1993 Stock Option Plan. No awards for additional shares of Common Stock will be made under the 1993 Stock Option Plan, although the terms of options granted pursuant to the 1993 Stock Option Plan may be modified.

     On February 14, 1997, the Board of Directors adopted, subject to shareholder approval, the 1997 Stock Option Plan. On March 26, 1997, the shareholders of the Company approved the adoption of the 1997 Stock Option Plan at the 1997 annual meeting of shareholders. The 1997 Stock Option Plan provides for awards of incentive and non-qualified stock options, shares of restricted stock, SAR's and performance stock to the officers and key employees of the Company. An aggregate of 1,100,000 shares of Common Stock are subject to the 1997 Stock Option Plan (subject to adjustment in certain events). As of October 31, 1999 options to purchase 536,000 shares of Common Stock were outstanding under the 1997 Stock Option Plan and 155,552 restricted shares had been issued and were outstanding under the 1997 Stock Option Plan.

     The Company's Board of Directors and shareholders approved the 1993 Outside Directors Plan effective December 17, 1993. The Company's 1993 Outside Directors Plan reserved for issuance 40,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to non-qualified stock options to be granted to non-employee Directors of the Company. As of October 31, 1999, options to purchase 38,000 shares of Common Stock were outstanding under the 1993 Outside Directors Plan. See "-- Compensation of Directors."

     On December 15, 1999, the Board of Directors adopted the 1999 Outside Directors Plan. The 1999 Outside Directors Plan reserves for issuance 80,000 shares of the Company's Common Stock (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock) pursuant to non-qualified stock options to be granted to non-employee Directors of the Company. The 1999 Outside Directors Plan provides that on May 1, 2000, each non-employee Director will automatically receive an option to purchase 4,000 shares of Common Stock and on May 1 of each year thereafter, each non-employee Director will automatically receive an option to purchase 2,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the date of grant.

     No option granted under the 1993 Outside Directors Plan or the 1999 Outside Directors Plan may be exercised less than six months or more than 10 years from the date it is granted. In addition, no option may be exercised unless the grantee has served continuously on the Board of Directors at all times beginning on the date of grant and ending on the date of exercise of the option. Nevertheless, all options held by a grantee who ceases to be a non-employee Director due to death, permanent disability or retirement with the consent of the Board of Directors may be exercised, to the extent they were exercisable at the date of cessation, at any time within one year after the date of cessation. Options held by a deceased grantee may be exercised by the grantee's estate or heirs. If a grantee ceases to be a non-employee Director for any other reason, such grantee's options will expire three months after cessation.

     The following table sets forth information with respect to options granted by the Company under the 1997 Stock Option Plan to the Named Executive Officers during fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               Individual Grants
                         ---------------------------------------------------------------
                                                 % of Total                              Potential Realizable Value at
                                                   Options                                  Assumed Annual Rates of
                         Number of Securities    Granted to    Exercise or                 Stock Price Appreciation
                          Underlying Options    Employees in      Base       Expiration       for Option Term (2)
         Name                  Granted (1)       Fiscal Year      Price         Date          5%              10%
---------------------    --------------------   ------------   -----------   ----------  -----------------------------
Daniel B. Fitzpatrick                 0                 0%            -            -              -             -

John C. Firth                    19,302              12.0%         $3.00        5/31/09       $36,417       $92,287

James K. Fitzpatrick             16,728              10.4%         $3.00        5/31/09       $31,560       $79,980

Gerald O. Fitzpatrick            16,299              10.1%         $3.00        5/31/09       $30,751       $77,929

Patrick J. Barry                 15,871              9.8%          $3.00        5/31/09       $29,944       $75,883

_____________

(1) Consists of incentive stock options all of which were granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable 25% on June 1, 2000, 25% on June 1, 2001 and 50% on June 1, 2002.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     The following table sets forth information with respect to the exercise of options by the Named Executive Officers during fiscal 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities
                                                                    Underlying           Value of Unexercised In-the-
                                                              Unexercised Options at           Money Options at
                                                                  Fiscal Year-End            Fiscal Year-End (1)
                                                            --------------------------  -----------------------------
                         Shares Acquired       Value
          Name             on Exercise        Realized      Exercisable  Unexercisable  Exercisable     Unexercisable
---------------------   ----------------     ---------      -----------  -------------  -----------     -------------
Daniel B. Fitzpatrick           0                0              23,200             0         -                -
John C. Firth                   0                0               5,000        34,302         -                -
James K. Fitzpatrick            0                0              23,600        31,728         -                -
Gerald O. Fitzpatrick           0                0              23,430        31,299         -                -
Patrick J. Barry                0                0               5,000        30,871         -                -

_____________

(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market System on October 31, 1999 was $2.625. The exercise prices of the options in the table exceeded $2.625 and therefore were not "In the Money."

401(k) and Deferred Compensation Savings Plan

     On October 27, 1986, the Company implemented the Quality Dining, Inc. Retirement Plan and Trust ("Plan I"). Plan I is designed to provide all of the Company's employees with a tax-deferred long-term savings vehicle. The Company provides a matching cash contribution equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation. Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. Participant's contributions vest immediately while Company contributions vest 25% annually beginning in the participant's second year of eligibility since Plan I inception.

     On May 18, 1998, the Company implemented the Quality Dining, Inc. Supplemental Deferred Compensation Plan ("Plan II"). Plan II is a non-qualified deferred compensation plan. Plan II participants are considered a select group of management and highly compensated employees according to Department of Labor guidelines. Since the implementation of Plan II, Plan II participants are no longer eligible to contribute to Plan I. Plan II participants elect the percentage of their pay they wish to defer into their Plan II account. They also elect the percentage of their account to be allocated among various investment options. The Company makes matching allocations to the Plan II participants' deferral accounts equal to 50% of a participant's contribution, up to a maximum of 5% of such participant's compensation. Company allocations vest 25% annually, beginning in the participant's second year of eligibility since Plan I inception.

Long Term Incentive Plans

     On June 1, 1999 the Company implemented two plans for its senior officers, a Strategic Executive Long Term Incentive Compensation Plan (the "Strategic Long Term Plan") and a Senior Executive Long Term Incentive Compensation Plan (the "Senior Long Term Plan" and, together with the Strategic Long Term Plan, the "Long Term Plans"). The participants in the Strategic Long Term Plan are seven of the Company's executive officers (including each of the Named Executive Officers other than Daniel Fitzpatrick, the Chief Executive Officer) and one other senior officer, and the participants in the Senior Long Term Plan are eight other senior officers of the Company.

     The Strategic Long Term Plan consists of three components: (i) restricted stock awards which vest on June 1, 2006, subject to accelerated vesting in one-third increments when the Company's share price closes at or above $4.00, $5.00 and $7.00, respectively, for at least 10 out of 20 consecutive trading days; (ii) options granted with an exercise price equal to the closing price of the Common Stock on June 1, 1999, of which 25% will vest on June 1, 2000, 25% will vest on June 1, 2001 and 50% will vest on June 1, 2002; and (iii) a cash bonus equal to the product of (A) 10% and (B) the sum of the actual base salary paid to a participant in fiscal years 1998, 1999 and 2000, payable at the conclusion of the fiscal year 2000 so long as the participant is still employed by the Company at that time. In the event of death or disability prior to the payment date, a participant (or their legal representative) in the Strategic Long Term Plan will receive the amount of the cash bonus that had accrued up to the date of the participant's death or disability.

     The Senior Long Term Plan consists of restricted stock awards and options that are identical to the restricted stock awards and options contained in the Strategic Long Term Plan, but does not contain a cash bonus component. The restricted stock and options issued to the participants of the Long Term Plans were issued under the Company's 1997 Stock Option and Incentive Plan.

     The Company also repurchased 298,340 options previously issued, at strike prices ranging from $13.60 to $34.50, to certain executives and non-executive officers of the Company under the Company's 1993 Stock Option and Incentive Plan for their fair value of $44,751, or $0.15 per option. The purchase price was determined using the Black-Scholes methodology. These options were permanently retired and are not available to be reissued. As part of this purchase, Daniel
B. Fitzpatrick, John C. Firth, James K. Fitzpatrick, Gerald O. Fitzpatrick and Patrick J. Barry sold to the Company 157,990,

35,000, 21,170, 17,290 and 15,000 options, respectively, and were paid $23,699,
$5,250, $3,175, $2,593 and $2,250, respectively.

Compensation Committee Report On Executive Compensation

     The Compensation Committee determines executive compensation and administers the Company's 1993 Stock Option Plan and the 1997 Stock Option Plan.

     The Company's compensation programs are designed to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to treat all employees fairly and to be cost-effective. To that end, all compensation programs for management, including those for executive officers, have the following characteristics.

     Compensation is based on the individual's level of job responsibility and level of performance, the performance of the restaurant, division or concept supervised by such individual and/or the performance of the Company. Executive officers have a greater portion of their pay based on Company performance than do other management employees.

     Compensation also takes into consideration the value assigned to the job by the marketplace. To retain a highly skilled management team, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

     Through the grant of stock options and restricted stock awards, the Company offers the opportunity for equity ownership to executive officers and other key employees.

     Consistent with these programs, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of salary, bonus, restricted stock awards and stock option grants. Bonuses, restricted stock awards and stock option grants are based in part on Company performance.

Stock Options

     Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive to remain with the Company for the long term since the options are not immediately exercisable. In addition, pursuant to the 1993 Stock Option Plan, unexercised options are forfeited immediately if the employee leaves voluntarily (for any reason other than death, disability or retirement) or is terminated for cause, and are forfeited within three months if employment is terminated before retirement for any reason other than death or disability; pursuant to the 1997 Stock Option Plan, unexercised options terminate immediately if employment is terminated for cause or voluntarily by the employee for any reason other than death, disability or retirement.

     Stock options are granted pursuant to the Company's 1997 Stock Option Plan at the discretion of the Company's Compensation Committee. It has been the Compensation Committee's practice to grant options on an annual basis at the conclusion of the Company's fiscal year. In determining the number of options to be granted to the Company's employees, the Compensation Committee relies in large part on the recommendation of the Company's Chairman and Chief Executive Officer, which recommendation is made in the context of guidelines established by the Compensation Committee. Following the conclusion of fiscal 1997, the Compensation Committee suspended its past practice of relying on a formulaic approach of granting options in order to give greater emphasis on the individual's potential for future responsibility and promotion over the option term. The Compensation Committee has established guidelines that provide for various levels of option grants to classes of employees based upon the level of responsibility within the Company. However, the Compensation Committee does not adhere strictly to the guidelines and may occasionally vary the size of the option grant made to particular individuals.

Cash Bonuses

     In December 1994, the Compensation Committee adopted guidelines for annual cash bonus awards, which guidelines are used by the Company's Chairman and Chief Executive Officer in his recommendations to the Compensation Committee regarding the annual bonus awards. Under the bonus program adopted by the Compensation Committee, executive officers are eligible for an annual bonus in an amount up to a specified percentage of the executive officer's salary. These percentages currently range from 25% to 50%. Within these parameters, the bonuses are at the discretion of the Compensation Committee.

     In making bonus recommendations to the Compensation Committee for the 1999 fiscal year, the Chief Executive Officer evaluated each bonus-eligible employee's performance against targets established for the areas of the Company's operations under their supervision, the Company's performance against its financial targets and the executive officer's impact on the Company's performance over a number of years. In setting bonuses for fiscal 1999, the Compensation Committee considered the recommendations of the Chief Executive Officer.

Long Term Incentive Plans

     In fiscal 1999, the Compensation Committee engaged an outside executive consulting firm to review its short and long term compensation plans. After considering the consulting firm's report, the Compensation Committee concluded that the Company's long term compensation program was neither effective nor competitive, in part, because previously granted stock options had exercise prices significantly higher than the fair market value of the Company's Common Stock. As a result, "underwater" stock options were no longer providing sufficient incentive to induce employees to remain with the Company or motivate them towards improving the Company's overall financial performance during a critical transition period for the Company. In view of the diminished value of the stock options, and in light of the significant role stock options have played in employees' overall compensation, the Compensation Committee determined that it would be in the best interest of the Company's shareholders to implement the Long Term Plans that were designed and recommended by its outside consultants. The Long Term Plans give significant weight to "equity-based" components which directly align long term executive compensation with the Company's strategic plan to enhance shareholder value. After weighing the benefits and detriments of implementing the Long Term Plans, the Compensation Committee decided to adopt the Long Term Plans because it believed that they were a necessary tool to induce employees, including executive officers, to remain with the Company and provide the additional efforts needed during this very critical time in the Company's history. See "- Compensation of Executive Officers and Directors - Long Term Plans."

CEO Compensation

     Daniel B. Fitzpatrick's salary and cash bonus for fiscal 1999 were generally determined in accordance with the same procedures and standards as for the other executive officers of the Company. Mr. Fitzpatrick did not receive any cash bonus or stock options for fiscal 1999 and is not a participant in either the Strategic Long Term Plan or the Senior Long Term Plan, although he was granted 20,000 restricted shares of Common Stock under the 1997 Stock Option Plan in June 1999.


                    Compensation and Stock Option Committee
                    ---------------------------------------

                           Steven M. Lewis, Chairman
                           Arthur J. Decio
                           Christopher J. Murphy III


Performance Graph

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Market Index and an Index of Nasdaq Companies in SIC Major Group 581 for the period from March 2, 1994 through October 31, 1999. The Company's Common Stock commenced trading on the Nasdaq National Market System on March 2, 1994.


            Comparison of Cumulative Total Return Among The Company,
     Nasdaq Market Index and Index of Nasdaq Companies in SIC Major Group 581


                           _________________________ FISCAL YEAR ENDING __________________________
COMPANY/INDEX/MARKET       10/28/1994  10/27/1995  10/25/1996  10/24/1997  10/30/1998   10/29/1999
Quality Dining               100.00      147.62      167.62       36.67       19.29        20.00
Eating & Drinking Places     100.00      121.00      133.06      139.91      170.73       190.25
NASDAQ Market Index          100.00      118.62      139.30      182.56      206.42       340.72



     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

Compensation Committee Interlocks and Insider Participation

     On March 8, 1994, the Board of Directors established the Compensation Committee to approve compensation for the Company's executive officers. The Compensation Committee members are Messrs. Lewis, Decio and Murphy. Except for Mr. Murphy, none of the Compensation Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company. Mr. Murphy is currently the Chairman, President and Chief Executive Officer of 1st Source Corporation, a publicly held diversified bank holding company. Daniel B. Fitzpatrick, a current Director, and Philip Faccenda, a nominee for the Board of Directors of the Company, are directors of 1st Source Corporation; however, Mr. Faccenda will be stepping down from his position in April, 2000. Mr. Murphy is not involved in any relationships requiring disclosure under Item 404 of Regulation S-K. See "Certain Transactions."


                             CERTAIN TRANSACTIONS

     Related party transactions are subject to the review and approval of the Company's Audit Committee, which is composed exclusively of the Company's disinterested Directors.

Leases of Headquarters Building and Restaurant Facilities

     In February 1997, the Company moved into a new headquarters facility, which is leased from a limited liability company in which the Company has a 50% interest. The Company leased its former headquarters facility from B.K. Main Street Properties, a partnership owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick. This lease was a triple net lease with monthly rental payments calculated on the basis of $12.00 per square foot annually. The lease provided for renewals of up to five years at then prevailing market rates. The Company believes that this lease was on terms at least as favorable as could be obtained from an unrelated third party. In May 1997, the Company subleased its former headquarters facility to a local financial institution for a term extending through the expiration of the Company's lease. On May 5, 1999, the financial institution exercised its option to purchase the Company's former headquarters facility from B.K. Main Street Properties which resulted in the termination of the Company's lease. During fiscal 1999, the Company paid $64,234 under this lease and received $40,781 from the sublessee.

     Of the Burger King restaurants operated by the Company as of October 31, 1999, 41 were leased from a series of entities owned, in various percentages, by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick (the "Real Estate Partnerships"). The Company believes that these leases are on terms at least as favorable as leases that could be obtained from unrelated third parties. Each of the leases between the Company and a Real Estate Partnership are triple net leases which provide for an annual base rent equal to 13 1/2% of the total cost (land and building) of the leased restaurant, together with additional rent of 7% of restaurant sales, to the extent that amount exceeds the base rental. These terms are substantially identical to those which were offered by Burger King Corporation to its franchisees at the time the leases were entered into except that Burger King Corporation was generally charging additional rent of 8 1/2% of restaurant sales. During fiscal 1999, the Company paid $3,872,378 under these leases.

     During fiscal 1999, the Company paid an aggregate of $3,936,612 under these related party leases. The Company does not presently intend to enter into additional leases with related parties.

Transportation Services

     Burger Management South Bend No. 3, Inc., an Indiana corporation ("SB No. 3"), owned by Messrs. Daniel B. Fitzpatrick, Ezra H. Friedlander and James K. Fitzpatrick, has provided the service of its King Air turbo-prop aircraft to the Company. In fiscal 1999, SB No. 3 billed the Company $260,000. The Company believes that the amounts paid for air services were no greater than amounts which would have been paid to unrelated third parties for similar services. Consequently, the Company intends to continue to utilize SB No. 3 to provide air transportation services. Since January 1, 1996, SB No. 3 has leased two or three employees from the Company to act as a pilot and co-pilot of the aircraft. SB No. 3 reimburses the Company for the Company's full cost of such employees.

Administrative Services

     The Company provides certain accounting, tax and other administrative services to the Real Estate Partnerships and SB No. 3 on a fee for services basis. The aggregate amount of fees paid to the Company for administrative services by these entities during fiscal 1999 was $14,000. The Company believes that these fees are no lesser than amounts which would have been charged to unaffiliated third parties for comparable services.


                       PRINCIPAL OWNERS OF COMMON STOCK

      The following table sets forth, as of November 25, 1999, the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company, by each of the Directors, nominees as Director and Named Executive Officers, and by all Directors and nominees as Director and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

    Name and Address of                Number of Shares               Percent
       Individual or                     Beneficially                   of
     Identity of Group                      Owned                      Class
--------------------------------------------------------------------------------
Arthur J. Decio                           13,000(1)                        *

Philip J. Faccenda                         5,000(2)                        *

Daniel B. Fitzpatrick (3)              2,297,209(4)(5)                  18.2%

James K. Fitzpatrick (3)                 353,740(4)(6)                   2.8%

Ezra H. Friedlander                      505,131(7)(8)                   4.0%

Bruce M. Jacobson                              0                           -

Steven M. Lewis                           13,250(9)(10)                    *

Christopher J. Murphy III                 60,700(9)(11)                    *

Patrick J. Barry (3)                      24,080 (4)(12)                 *

John C. Firth (3)                         38,620 (4)(13)                 *

Gerald O. Fitzpatrick (3)                240,443 (4)(14)               1.9%

Jerome L. Schostak
Robert I. Schostak
David W. Schostak
Mark S. Schostak
NBO, LLC
25800 Northwestern Highway
Southfield, MI  48075 **               1,200,000    (15)               9.5%

All current Directors, nominees as
 Directors and executive officers
 as a group (15 persons)               3,613,129 (4)(16)              28.3%

______________

*     Less than 1%.

**    Information is based solely on reports filed by such shareholders under
      Section 13(d) of the Securities Exchange Act of 1934.

(1) Includes presently exercisable stock options to purchase 10,000 shares, granted under the Company's 1993 Outside Directors Stock Option Plan.

(2) Includes 5,000 shares held by Philip J. Faccenda, Inc., a holding company of which Mr. Faccenda is the majority shareholder and has investment control.

(3) The address of this shareholder is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

(4) Does not include shares subject to stock options which are not exercisable within 60 days.

(5) Includes presently exercisable stock options to purchase 23,200 shares, granted by the Company.

(6) Includes presently exercisable stock options to purchase 28,600 shares, granted by the Company.

(7) Includes presently exercisable stock options to purchase 8,000 shares, granted under the Company's 1993 Outside Directors Plan.

(8) Includes 14,200 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary and 15,000 shares owned by Mr. Friedlander's spouse.

(9) Includes presently exercisable stock options to purchase 10,000 shares, granted under the Company's 1993 Outside Directors Plan.

(10) Includes 500 shares held in a trust for the benefit of Mr. Lewis' minor children.

(11) Includes 700 shares held by Mr. Murphy's minor children and 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant. Also includes 42,648 shares held in a trust over which Mr. Murphy has investment control.

(12) Includes presently exercisable stock options to purchase 10,000 shares, granted by the Company.

(13) Includes presently exercisable stock options to purchase 10,000 shares, granted by the Company.

(14) Includes presently exercisable stock options to purchase 28,430 shares, granted by the Company.

(15) The individuals listed are members of NBO, LLC, a Michigan limited liability company. The reporting persons share voting and dispositive power with respect to all 1,200,000 shares reported.

(16) Includes presently exercisable stock options to purchase 168,980 shares granted by the Company.


                        COST AND METHOD OF SOLICITATION

     The Company will bear the cost of this solicitation. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of approximately $___________ for its solicitation of proxies, including expenditures for attorneys, solicitors and advertising, printing, transportation and related expenses, but excluding the salaries and wages of regular employees and officers and the normal expenses of an uncontested proxy solicitation for the election of directors. As of January __,

2000, the Company has incurred proxy solicitation expenses of approximately $________. In addition to soliciting proxies by mail, Directors and officers may solicit proxies in person or by telephone or telecopy.

     The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained the proxy solicitation firm of Georgeson Shareholder Communications Inc. ("Georgeson") at estimated fees of not more than $25,000 in the aggregate, plus reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify Georgeson against certain liabilities and expenses. The Company estimates that approximately __ employees of Georgeson will be involved in the solicitation of proxies on behalf of the Company.

           INFORMATION CONCERNING DIRECTORS AND CERTAIN OFFICERS AND
               EMPLOYEES OF THE COMPANY WHO MAY SOLICIT PROXIES

     The following table sets forth (a) the name, business address and principal occupation of the Directors and nominees as Director of the Company and any officers and employees of the Company who may also solicit proxies from shareholders of the Company ("Participants") and (b) the dates, types and amounts of each Participants' purchases and sales of the Company's Common Stock within the past two years. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

     Except as otherwise indicated, shares of Common Stock of the Company owned of record by each Participant are also owned beneficially by such Participant. The number of shares of Common Stock of the Company owned by each Director or nominee, Patrick J. Barry, John C. Firth and Gerald O. Fitzpatrick is set forth in the table under "Principal Owners of Common Stock".
The number of shares of Common Stock of the Company owned by each other Participant is set forth below.


                                                  Company Directors

                                                                 Purchase (P), Sale (S)
 Names, Businesses Addresses (1)        Date of Transaction           Or Award (A)                Type and Amount
 -------------------------------        -------------------           ------------                ---------------
 Arthur J. Decio
 Chairman of the Board
 Skyline Corporation                            --                          --                           --
 2520 Bypass Road
 Elkhart, IN  46514

 Philip J. Faccenda
 Vice President and General
 Counsel Emeritus                               --                           --                          --
 University of Notre Dame
 600 First Source Bank Center
 100 North Michigan
 South Bend, IN 46601

 Daniel B. Fitzpatrick
 President and Chief Executive               6/01/99                         A                    20,000 Restricted Shares
 Officer


 James K. Fitzpatrick
 Senior Vice President and Chief             6/01/99                         A                    14,652 Restricted Shares
 Development Officer                        12/15/99                         A                    11,152 Restricted Shares


 Ezra H. Friedlander
 Judge, Indiana Court of Appeals            11/13/98                         P                    20,000 Common Stock
 200 W. Washington, Room 416                 2/03/98                         P                     1,000 Common Stock
 Indianapolis, IN 46204                      2/06/98                         P                    40,000 Common Stock
                                             2/09/98                         P                    25,000 Common Stock
                                             2/17/98                         P                    15,000 Common Stock
                                             10/15/98                        P                     8,300 Common Stock
                                             10/16/98                        P (2)                 3,700 Common Stock
 Bruce M. Jacobson
 Partner
 Katz, Sapper & Miller, LLP                   --                              --                         --
 17111 North Meridian
 Suite 800
 Carmel, IN 46932

 Steven M. Lewis
 President, Chief Executive Officer
 Restaurants, Inc.                            --                              --                         --
 1780 Swede Road
 Blue Bell, PA 19422

 Christopher J. Murphy III
 President and Chief Executive               1/20/99                         P                    17,000 Common Stock
 Officer                                     1/21/99                         P                     5,000 Common Stock
 1st Source Corporation                      1/22/99                         P                    15,000 Common Stock
 100 N. Michigan St.                         1/25/99                         P                       648 Common Stock
 South Bend, IN 46601                        12/28/99                        S                     5,000 Common Stock

                                                      Officers and Employees

                                                                Purchase (P), Sale (S)
 Names, Businesses Addresses            Date of Transaction          or Award (A)                Type and Amount
 -----------------------------          -------------------          ------------                ---------------
 Patrick J. Barry
 Senior Vice President,                      6/01/99                         A                  14,080 Restricted Stock
 Administration and Information             12/15/99                         A                  10,580 Restricted Stock
 Technology

 Lindley E. Burns (3)
 Senior Vice President, Full Service         6/01/99                         A                   8,434 Restricted Stock
 Dining Division                            12/15/99                         A                   6,434 Restricted Stock

 Christopher Collier (4)
 Vice President, Finance                     6/01/99                         A                   4,188 Restricted Stock
                                            12/15/99                         A                   3,689 Restricted Stock

 David M. Findlay (5)
 Chief Financial Officer and                 6/01/99                         A                   9,505 Restricted Stock
 Treasurer                                  12/15/99                         A                   6,756 Restricted Stock

 John C. Firth
 Executive Vice President, General           6/01/99                         A                  18,668 Restricted Stock
 Counsel and Secretary                       8/24/99                         A                   4,000 Restricted Stock
                                            12/15/99                         A                  12,868 Restricted Stock

 Gerald O. Fitzpatrick
 Senior Vice President, Burger King           6/01/99                        A                  14,366 Restricted Stock
 Division                                    12/15/99                        A                  10,866 Restricted Stock


 Robert C. Hudson (6)
 Vice President, Grady's American            6/01/99                         A                  7,290 Restricted Stock
 Grill Division                             12/15/99                         A                  5,791 Restricted Stock

 Jeanne M. Yoder (7)
 Vice President and Controller               6/01/99                         A                  3,577 Restricted Stock
                                            12/15/99                         A                  3,577 Restricted Stock

__________________________

(1) The companies named in the table above, to the extent that the Participants are officers of such companies, are deemed to be associates of such Participants. The addresses of such associates are as given above.

(2) The 3,700 shares of Company Common Stock were purchased by Mr. Friedlander's wife.

(3) Mr. Burns owns 24,368 shares of Company Common Stock, which includes presently exercisable options to purchase 9,500 shares.

(4) Mr. Collier owns 14,127 shares of Company Common Stock, which includes presently exercisable options to purchase 6,250 shares.

(5) Mr. Findlay owns 33,661 shares of Company Common Stock, 1,600 of which are owned by his spouse. Mr. Findlay's shares include presently exercisable options to purchase 15,000 shares.

(6) Mr. Hudson owns 18,081 shares of Company Common Stock, which includes presently exercisable options to purchase 5,000 shares.

(7) Ms. Yoder owns 8,404 shares of Company Common Stock, which includes presently exercisable options to purchase 1,250 shares.


     Except as described in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any securities of the Company or of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Proxy Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since October 26, 1998, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest.

     Except as described in this Proxy Statement, no Participant or Participant Affiliates has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or its affiliates or (ii) any transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Proxy Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliates within the past year with any person with respect to any capital stock of the Company.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in the Company's proxy materials relating to the 2001 Annual Meeting of Shareholders is October 8, 2000. Such proposals should be submitted in writing to the Secretary of the Company at its principal executive offices.

     If a shareholder intends to submit a proposal at the 2001 Annual Meeting of Shareholders which is not eligible for inclusion in the proxy materials relating to that meeting in accordance with the previous sentence, the Company's By-Laws were amended in October, 1999 to require that, for business to be properly brought before an annual meeting by a shareholder (other than nominations of candidates for director), the Company must have received written notice thereof not less than 70 nor more than 90 days prior to the anniversary day of the previous annual meeting. If, however, the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the prior annual meeting, notice by the shareholder must be delivered or received not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 70th day prior to the annual meeting or the 10th day following the date on which public disclosure of the meeting date was first made. The notice must set forth (a) a brief description of the business proposed to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend the Restated Articles of Incorporation of the Company, the language of the proposed amendment, (b) the shareholder's name and address, (c) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business, (d) any material interest of the shareholder in such business, and (e) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect. Such notice must be given to the Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, at the principal executive offices of the Company. The foregoing requirements will be deemed satisfied if the shareholder notifies the Company of its intention to present a proposal at an annual meeting and such proposal has been included in the Company's proxy statement for such annual meeting. Such shareholder's proposal, however, will not be presented at the annual meeting unless the shareholder appears or sends a qualified representative to present the proposal at the meeting.

     If the shareholder's proposal includes the nomination of a person to become a director with respect to an election to be held at an annual meeting, the shareholder's notice must be received by the Company in the manner and within the time frame provided above for shareholder's proposals. If, however, the nomination is with respect to an election to be held at a special meeting of shareholders for the election of directors, notice must be received not earlier than the 90th day prior to such meeting and not later the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public disclosure of the meeting date was first made. The notice must set forth (a) the shareholder's name and address, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder, (d) such other information regarding each nominee proposed by such shareholder as would be required under the federal proxy rules, (e) the consent of each nominee to serve if so elected, and (f) if the shareholder intends to solicit proxies in support of such shareholder's nominees, a representation to that effect. Under the applicable regulations of the SEC, each of the Directors of the Company is deemed to be a "Participant" in the Company's solicitation of proxies.


                                          John C. Firth, Secretary


February __, 2000

                     [BACK COVER PAGE OF PROXY STATEMENT]


 ===============================================================================

                                   IMPORTANT

1. Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card which is sent to you by NBO.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" the Board of Directors' nominees, "AGAINST" the Rights Agreement Proposal and "FOR" approval of PricewaterhouseCoopers LLP as accountants.

3. If you have any questions or need assistance in voting your shares, please call toll free:

             [GEORGESON SHAREHOLDER COMMUNICATIONS, INC. GRAPHIC]
                          17 State Street, 10th Floor
                              New York, NY 10004

                         Call Toll Free (800) 223-2064
                         -----------------------------

 ===============================================================================

                REVISED PRELIMINARY COPY, SUBJECT TO COMPLETION
                            DATED JANUARY 31, 2000


                             QUALITY DINING, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


I hereby appoint Daniel B. Fitzpatrick and John C. Firth, or either of them, my proxies, with power of substitution, to vote all shares of Common Stock of the Company which I am entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Company's headquarters, 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 7, 2000 at 10:00 a.m., Mishawaka time, and at any adjournment, as follows:

                              (change of address)


                         ----------------------------

                         ----------------------------

                         ----------------------------

                   (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED UNDER PROPOSAL 1, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3.


                                                                SEE REVERSE SIDE

[X]  Please mark your votes as in this example.

--------------------------------------------------------------------------------

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1

--------------------------------------------------------------------------------

1.   Election of Directors    Nominees:      Philip J. Faccenda and Daniel B. Fitzpatrick

     FOR the nominees         WITHHOLD AUTHORITY
     listed to the right      to vote for the nominees
                              listed to the right

          [_]                 [_]

--------------------------------------------------------------------------------

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2

--------------------------------------------------------------------------------

2.   Rights Agreement Proposal

           FOR               AGAINST          ABSTAIN
           [_]                 [_]              [_]

--------------------------------------------------------------------------------

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3

--------------------------------------------------------------------------------

3.   Approve Appointment of PricewaterhouseCoopers LLP as Auditors for fiscal
     2000

           FOR               AGAINST          ABSTAIN
           [_]                 [_]              [_]

4.   In their discretion, on any other       Please sign exactly as your name
     matters that may properly come          appears hereon. When shares are
     before the meeting.                     held by two or more persons, all of
                                             them should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If a
                                             corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

                                             Date_______________________________

                                             -----------------------------------
                                                         (SIGNATURE)


                                             -----------------------------------
                                                 (SIGNATURE IF HELD JOINTLY)


                                             Please mark, sign, date and return
                                             the proxy card using the enclosed
                                             envelope.

                             FOLD AND DETACH HERE